Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5516 Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600
Basic Energy Services Announces Record Fourth Quarter
and Year End 2005 Results
MIDLAND, Texas, March 16, 2006 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced record results for the fourth quarter and fiscal year ended December 31, 2005.
Basic reported net income of $15.9 million, or $0.46 per diluted share, for the fourth quarter of 2005, compared to $3.1 million, or $0.10 per diluted share, during the same period in 2004. During the fourth quarter of 2005, revenues increased 57.5% to $135.4 million compared to $85.9 during the same period in 2004. EBITDA (defined as net income before interest, taxes, depreciation and amortization) for the fourth quarter of 2005 was $39.7 million, or 29.3% of revenue, compared to $16.9 million, or 19.7% of revenue, in the same period in 2004. EBITDA is a non-GAAP financial measure that is defined and reconciled in note 2 under the accompanying financial tables.
Basic reported net income of $44.8 million, or $1.35 per diluted share, in 2005, compared to $12.9 million, or $0.42 per diluted share, in 2004. During 2005, revenues increased 47.6% to $459.8 million compared to $311.5 million during 2004. EBITDA for 2005 was $121.3 million, or 26.4% of revenue, compared to $59.1 million, or 19.0% of revenue, in 2004.
The quarterly and annual increases were driven by improved performance from all business segments operating under strong market conditions. Increases in revenues and earnings were generated by increased utilization and rates for our services, as well as the expansion of our equipment and services through capital expenditures and acquisitions completed during 2005.
Ken Huseman, Basic’s President and Chief Executive Officer stated, “Our year-over-year growth during 2005 reflects the strong demand for our services as historically high oil and gas prices caused well-owners to try to keep every oil and gas well in production. Most of the growth resulted from our ability to expand our business through both internal initiatives and strategic acquisitions. We took delivery of 31 new well servicing rigs during the year as part of our 102-rig newbuild program initiated in mid-2004, expanded our fluid services fleet by over 15% and added capacity in all components of our drilling and completion services segment. Our business unit managers continue to request additional equipment to meet growing customer demand and to further expand our local market coverage, which should provide meaningful future growth opportunities.

“On the acquisition front, we completed two significant acquisitions during 2005. MD Well Service expanded our presence in southwest Wyoming. Oilwell Fracturing Services, which closed in the fourth quarter, increased our capacity and expanded our pressure pumping operations, into the central Oklahoma market. These acquisitions are typical of the opportunities which continue to be available in the marketplace and should enhance our future growth opportunities.
“Overall, we had a great year and achieved several milestones including the completion of our initial public offering. I commend our management team and all our employees for maintaining a focus on building our local businesses, hiring and training many new employees and substantially improving our safety performance in a dynamic market, making 2005 such a notable success for Basic.”
Business Segment Results
Well Servicing
Well servicing revenues during the fourth quarter of 2005 increased 67% to $64.1 million compared to $38.4 million during the same period in 2004. During the quarter, Basic added 13 newbuild rigs and retired two rigs, bringing its well servicing rig count to 323 as of December 31, 2005. Full- fleet rig utilization rates increased to 86.3% in the fourth quarter of 2005 compared to 76.8% during the same period in 2004. Revenue per rig hour increased 33.7% to $329 during the fourth quarter of 2005 compared to $246 during the same period in 2004. Operating segment profit in the fourth quarter of 2005 was $26.1 million, or 40.7% of revenue, compared to $12.2 million, or 31.7% of revenue, during the same period in 2004.
During 2005, Basic took delivery of 31 newbuild well servicing rigs and expanded its operations by moving well servicing rigs into the Southern Rocky Mountain and South Louisiana markets.
Fluid Services
Fluid services revenues during the fourth quarter of 2005 increased 33.7% to $37.1 million compared to $27.8 million during the same period in 2004. During the quarter, Basic added a net of 15 fluid services trucks, bringing the total number of fluid services trucks to 477 as of December 31, 2005. Average revenue per truck increased by 16.2% to $78,700 in the fourth quarter of 2005 compared to $67,600 during the same period in 2004. Operating segment profit in the fourth quarter of 2005 was $14.8 million, or 39.8% of revenue, compared to $9.5 million, or 34.3% of revenue, during the same period in 2004.
Drilling & Completion Services
Drilling and completion services revenues during the fourth quarter of 2005 increased 124.5% to $19.7 million compared to $8.8 million during the same period in 2004. Operating segment profit in the fourth quarter of 2005 was $9.7 million, or 49.5% of revenue, compared to $3.3 million, or 38.0% of revenue, during the same period in 2004.
In October 2005, Basic completed the acquisition of Oilwell Fracturing Services, Inc., a pressure pumping services company that provides acidizing and fracturing services in central Oklahoma.

Well Site Construction Services
Well site construction services revenues during the fourth quarter of 2005 increased 31.2% to $14.4 million compared to $11.0 million during the same period in 2004. Operating segment profit in the fourth quarter of 2005 was $4.8 million, or 33.6% of revenue, compared to $2.5 million, or 22.4% of revenue, during the same period in 2004.
Capital Expenditures
During the fourth quarter of 2005, Basic spent $29.2 million for capital expenditures, including capital leases and excluding acquisitions. This amount included $19.5 million for expansion capital expenditures, including $13.8 million for the well servicing segment and $3.9 million for the fluid services segment. Maintenance capital expenditures amounted to approximately $9.7 million for the fourth quarter of 2005.
During 2005, capital expenditures totaled $93.4 million, including capital leases and excluding acquisitions. Expansion capital spending comprised $65.2 million, including $40.8 million for the well servicing segment, $12.9 million for the fluid services segment and $9.7 million for the drilling and completion services segment. Maintenance capital expenditures for 2005 were $28.2 million.
Basic’s board of directors has approved a capital budget of $112 million for 2006, of which $93 million is estimated to be funded from operating cash flow and $19 million by capital leases. For 2006, Basic has earmarked approximately $77 million for expansion capital and $35 million for maintenance capital.
Recent Significant Events
During December 2005, Basic completed an initial public offering of 14,375,000 shares of its common stock, 5,000,000 shares of which were sold by Basic and 9,375,000 shares were sold by selling stockholders. Basic received net proceeds from the offering of approximately $92 million and used $70 million of the net proceeds to repay a portion of the term loan under our credit facility.
On January 31, 2006, Basic acquired all of the outstanding capital stock of LeBus Oil Field Service Co. (“LeBus”) for a total acquisition price of approximately $26 million. LeBus, which generated approximately $21 million of revenue in 2005, has a fleet of 57 fluid hauling trucks, 225 frac tanks and six disposal facilities. LeBus provides transportation, storage and disposal of oilfield fluids in the East Texas and North Louisiana regions.
On February 28, 2006, Basic closed on the purchase of a significant portion of the assets of G&L Tool, Ltd. (“G&L Tool”), one of the largest independently owned fishing and rental tool companies in the United States with 16 locations in Texas, Oklahoma, New Mexico and Colorado, for approximately $58 million. The seller has additional contingent earn-out rights of up to $21.0 million if certain EBITDA targets are met in the future.
2006 Outlook
The following statements are based on Basic’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions other than those that have previously been disclosed. In addition, the company’s guidance ranges are based on the assumption that current market conditions in Basic’s business segments will continue through the end of 2006. Any material change in market conditions in any of Basic’s business segments could affect its guidance.
Basic currently believes that demand for its services will remain strong and initiated guidance for key operating data ranges for 2006 as follows:

Guidance Range for 2006
Well Servicing
Average revenue per rig hour	$360 - $380
Average number of rigs	338 - 343

Fluid Services
Average revenue per fluid services truck	$320,000 - $328,000
Average fluid services trucks	550 - 560

Total Company
General and administrative expenses	$64 million to $68 million
Depreciation and amortization	$50 million to $54 million
EBITDA	29% to 31% of total revenues
Effective tax rate	37% to 38%
For the acquisitions made in the first quarter of 2006, we expect additional full-quarter revenues in 2006 of approximately $6 million resulting from the LeBus acquisition and $12 million from the G&L Tool acquisition. We will classify the revenue and expenses from the G&L Tool acquisition in the drilling and completion services segment.
Basic, with a fleet of more than 320 well servicing rigs, provides a range of well site services to oil and gas drilling and producing companies throughout the major oil and gas regions in Texas, Louisiana, Oklahoma, New Mexico and the Rocky Mountain States. Basic is headquartered in Midland, Texas, and is publicly traded on the New York Stock Exchange under the symbol BAS.
For more information, please visit our website at http://www.basicenergyservices.com.
Basic will host a conference call to discuss its fourth quarter 2005 results on Friday, March 17, 2006, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (303) 262-2139 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of the Basic Energy Services’ corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until March 24, 2006 and may be accessed by calling (303) 590-3000 and using the pass code 11052389. A web cast archive will be available at http://www.basicenergyservices.com shortly after the call and will be accessible for approximately 90 days. For more information, 37% to 38% please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
Basic Energy Services, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three months		Twelve months
Statement of Operations	Ended December 31,		Ended December 31,
Data:	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Well servicing	$64,130	$38,400	$221,993	$142,551
Fluid services	37,133	27,778	132,280	98,683
Drilling and completion services	19,673	8,762	59,832	29,341
Well site construction services	14,414	10,984	45,647	40,927
Total revenues	135,350	85,924	459,752	311,502
Expenses:
Well servicing	38,027	26,236	137,392	98,058
Fluid services	22,351	18,263	82,551	65,167
Drilling and completion services	9,943	5,429	30,900	17,481
Well site construction services	9,565	8,523	32,000	31,454
General and administrative (1)	15,051	10,383	55,411	37,186
Depreciation and amortization	10,867	9,005	37,072	28,676
Loss (gain) on disposal of assets	179	190	(222)	2,616
Total expenses	105,983	78,029	375,104	280,638
Operating income	29,367	7,895	84,648	30,864
Net income expense	(3,581)	(2,855)	(12,660)	(9,550)
Loss on early extinguishment of debt	(627)	—	(627)	—
Other income (expense)	72	24	220	(398)
Income (loss) from continuing operations before income taxes	25,231	5,064	71,581	20,916
Income tax (expense) benefit	(9,333)	(1,933)	(26,800)	(7,984)
Income (loss) from continuing operations	15,898	3,131	44,781	12,932
Discontinued operations, net of tax	—	—	—	(71)
Net income (loss) available to common stockholders	$15,898	$3,131	$44,781	$12,861

Net income (loss) per common share:
Basis	$0.54	$0.11	$1.57	$0.46
Diluted	$0.46	$0.10	$1.35	$0.42

Other Financial Data:
EBITDA (2)	$39,679	$16,924	$121,313	$59,071
Capital expenditures:
Acquisitions, net of cash acquired	13,764	4,254	25,378	19,284
Property and equipment	25,267	18,575	83,095	55,674

	As of December 31,
	2005	2004
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$32,845	$20,147
Net property and equipment	309,075	233,451
Total assets	496,957	367,601
Total long-term debt	119,241	170,915
Total stockholders’ equity	258,575	121,786

	Three months		Twelve months
	Ended December 31,		Ended December 31,
Segment Data:	2005	2004	2005	2004
Well Servicing
Weighted average number of rigs	316	284	305	279
Rig hours (000’s)	195.0	155.9	760.7	618.8
Rig utilization rate	86.3%	76.8%	87.1%	77.8%
Revenue per rig hour	$329	$246	$292	$230
Segment profits per rig hour	$134	$78	$111	$72
Segment profits as a percent of revenue	40.7%	31.7%	38.1%	31.2%

Fluid Services
Weighted average number of fluid				3
service trucks	472	411	455	86
Revenue per fluid service truck (000’s)	$79	$68	$291	$256
Segment profits per fluid service truck (000’s)	$31	$23	$109	$87
Segment profits as a percent of revenue	39.8%	34.3%	7.6%	34.0%

Drilling and Completion Services
Segment profits as a percent of revenue	49.5%	38.0%	48.4%	40.4%

Well Site Construction Services
Segment profits as a percent of revenue	33.6%	2.4%	29.9%	23.1%

(1)	Includes approximately $2,890,000 and $1,587,000 of non-cash compensation expense for the years ended December 31, 2005 and 2004 and $759,000 and $471,000 for the three months ended December 31, 2005 and 2004, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization or EBITDA. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical too include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of EBITDA to net income, which is the most comparable GAAP liquidity measure, for each of the periods indicated:

	Three months		Twelve months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Reconciliation of EBITDA to
Net Income (Loss):
Net Income (loss)	$15,898	$3,131	$44,781	$12,861
Income taxes	9,333	1,933	26,800	7,984
Net interest expense	3,581	2,855	12,660	9,550
Depreciation and amortization	10,861	9,005	37,072	28,676
EBITDA	$39,679	$16,924	$121,313	$59,071

Contacts:	Alan Krenek, Chief Financial Officer Basic Energy Services, Inc. 432-620-5516 Jack Lascar/Shiela Stuewe DRG&E / 713-529-6600
SOURCE: Basic Energy Services, Inc.